Avatar Systems, Inc. Reports Second Quarter and Six Month Results

Revenues Increase 26.9% for Six Months and 18.6% for 2nd Quarter

FRISCO, TX -- 08/21/2008 -- Avatar Systems, Inc. (PINKSHEETS: AVSY) today announced 2nd Quarter and six month results for the period ending June 30, 2008. Revenues for the 2nd Quarter were $1,154,808 and increased 18.6% over the corresponding period of 2007 which had revenues of $973,423. For the six month period, 2008 revenues were $2,460,773 compared to $1,939,672 for 2007, a 26.9% increase. Maintenance revenues for the 2nd Quarter increased 15.7% to $753,097 from $651,099 in 2007.

Net income was $96,807 for the 2008 2nd Quarter compared to $15,472 for 2007. Amortization expense (non-cash) decreased $14,279 and interest expense decreased $18,322 for the 2nd Quarter of 2008 versus the 2nd Quarter of 2007. Fully diluted shares outstanding decreased 7.3% to 9,079,061 shares for six months ended June 30, 2008.

Chuck Shreve, President and Chief Executive Officer of Avatar Systems, Inc., commented, "Our revenue components other than software were up and we expect that to be a 2nd Quarter abnormality with regards to no increase in software sales. Avatar anticipates releasing two significant new modules for its current and new customers in the 4th Quarter 2008. These modules will produce significant sales in the 4th Quarter 2008 and the first and second Quarters of 2009. In addition, Avatar is making a contractually allowed, across the board Software Maintenance and Professional Services rate increase to current and future customers. This increase will affect all subsequent quarters beginning September 1, 2008."

Avatar Systems' Headquarters are in Frisco, Texas, USA with branch offices in Midland and Tyler, TX. The Company provides ERP / Accounting Software and Computing Infrastructure Solutions for companies engaged in the petroleum exploration and production industry. Avatar has a growing customer base on its Petroware2000™, Integra Energy™ products for Microsoft Windows, Avatar400™ on the IBM AS400 platform, and subscribers utilizing its Software as a Service (SaaS) On-Demand ASP services. Avatar's products and services provide an excellent resource for critical information management requirements of the petroleum industry. Avatar also provides document imaging, workflow and business process management as well as disaster recovery and remote backup services for all vertical markets.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectation or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

Contact:
Investor Relations
Avatar Systems, Inc.
1 (800) 490-0055